Exhibit 1.4

HUTCHISON GLOBAL COMMUNICATIONS HOLDINGS LIMITED

(incorporated in Bermuda with limited liability)
(Stock Code: 757)

APPOINTMENT OF AUDITORS

At the SGM of the Company held on 17 December 2004, the ordinary resolution approving the appointment of Messrs. PricewaterhouseCoopers, Certified Public Accountants, as the auditors of the Company was duly passed by the Shareholders.

References are made to the announcement dated 23 November 2004 and the circular dated 30 November 2004 regarding the proposed appointment of Messrs. PricewaterhouseCoopers, Certified Public Accountants, as the auditors of the Company (the “Appointment”). At the special general meeting (“SGM”) of Hutchison Global Communications Holdings Limited (the “Company”) held on 17 December 2004, the ordinary resolution to approve the Appointment (the “Ordinary Resolution”) was duly passed by the shareholders of the Company (the “Shareholders”).

The poll result in respect of the Ordinary Resolution is as follows:-

Ordinary Resolution proposed at the SGM	No. of votes* (approx. %)
	For	Against
To appoint Messrs. PricewaterhouseCoopers, Certified Public Accountants, as the auditors of the Company and authorise the board of directors to fix their remuneration.	4,329,274,628 (100%)	0 (0%)
As more than 50% of the votes were cast in favour of the Ordinary Resolution, the Ordinary Resolution was duly passed.

* Based on the total number of the shares of the Company of par value HK$0.10 each (the “Shares”) held by the Shareholders who voted at the SGM in person or by proxy or authorised representative.

As at the date of the SGM, the issued share capital of the Company was 6,903,975,961 Shares, which was the total number of Shares entitling the holders to attend and vote for or against the resolution proposed at the SGM. There were no restrictions on any Shareholders to cast votes on the proposed Ordinary Resolution at the SGM.

Computershare Hong Kong Investor Services Limited, the Branch Share Registrars of the Company, acted as scrutineers for the poll at the SGM.

As at the date of this announcement, the Directors of the Company are:

Executive Directors:	Non-executive Directors:
Mr. FOK Kin-ning, Canning (Chairman)	Mr. Tuan LAM
Mr. LAI Kai Ming, Dominic (Deputy Chairman)	Mr. YANG Paul Chunyao
Mrs. CHOW WOO Mo Fong, Susan	(alternate to Mr. Tuan Lam)
Mr. Frank John SIXT
Mr. LUI Pok Man, Dennis	Independent Non-executive Directors:
Mr. WONG King Fai, Peter	Mr. CHENG Ming Fun, Paul
Mr. KAN Ka Wing, Frankie	Mr. CHEONG Ying Chew, Henry
Ms. CHAN Wen Mee, May	Dr. LAM Lee G.
Mr. LAM Hon Nam

For and on behalf of
HUTCHISON GLOBAL COMMUNICATIONS
   HOLDINGS LIMITED

Edith Shih
Company Secretary

Hong Kong, 17 December 2004

* For identification purposes only